EXHIBIT 3.3

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                             HENLEY HEALTHCARE, INC.


      Henley Healthcare, Inc. (the "Corporation"), pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "TBCA"), hereby adopts the following Articles of Amendment to its Articles of Incorporation.

                                   ARTICLE ONE

      The name of the Corporation is Henley Healthcare, Inc.

                                   ARTICLE TWO

      The Articles of Incorporation of the Corporation are amended as follows:
Article III.J of the Statement of Designation of Rights and Preferences of the Series B Convertible Preferred Stock, Par Value $.10 Per Share, filed with the Secretary of State on July 1, 1998, as corrected, is deleted in its entirety and the following Article III.J is substituted in its place:

      J. "PREMIUM" means an amount equal to (X) x (N/365) x (1,000), where "X" means four hundredths (.04), provided, however, that X shall mean ten hundredths (.10) for the period beginning as of the last day of any Trading Volume Valuation Period (defined below) and thereafter in which the Trading Volume Value (defined below) shall not equal or exceed $250,000, in which event X shall remain four hundredths (.04) with respect to calculating the amount of the Premium accrued prior to such day. The term "TRADING VOLUME VALUATION PERIOD" shall mean any twenty (20) consecutive trading day period during the period beginning on the twentieth trading day prior to August 10, 1999 and continuing thereafter. The term "TRADING VOLUME VALUE" shall mean, for any Trading Volume Valuation Period, the average of the products obtained by multiplying (i) the Closing Bid Price for the Common Stock on a trading day by (ii) the total number of shares of Common Stock traded on such trading day for each trading day in such Trading Volume Valuation Period.

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                                  ARTICLE THREE

      These Articles of Amendment were duly adopted by the sole shareholder of the Series B Convertible Preferred Stock on August 7, 1998.

                                  ARTICLE FOUR

      The number of shares of Series B Convertible Preferred Stock outstanding at the time of the adoption of these Articles of Amendment was 2,500; and the number of shares entitled to consent thereto was 2,500.

                                  ARTICLE FIVE

      The number of shares of the Series B Convertible Preferred Stock which consented to these Articles of Amended was 2,500; and the number of shares which did not consent to these Articles of Amendment was 0. The sole shareholder of all of the shares of Series B Preferred Stock outstanding and entitled to vote on said amendment has signed a consent in writing pursuant to Article 9.10(A) of the TBCA adopting these Articles of Amendment and any written notice required by
Article 9.10(A)(4) of the TBCA has been given.

      IN WITNESS WHEREOF, the undersigned Vice President of the Corporation hereby executes these Articles of Amendment on this 10th day of August, 1998.


                                          HENLEY HEALTHCARE, INC.


                                          /s/ DANIEL M. LAVELLE
                                              Daniel M. Lavelle,
                                              VICE PRESIDENT

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